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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Independent Auditors' Report dated January 23, 2002 regarding the statements of financial condition of Pacific Western National Bank as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, included in the Form 8-K/A of First Community Bancorp, filed with the Securities and Exchange Commission.

We also hereby consent to the incorporation by reference of this report in the registration statements on Form S-8, registration number 333-43330 and on Form S-8 POS, registration number 333-47242, of First Community Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
May 13, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS